UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2017

NEOTHETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36754	20-8527075
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9171 Towne Centre Drive, Suite 250, San Diego, CA 92122

(Address of principal executive offices, with zip code)

(858) 750-1008

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;

Named Executive Officer Compensation

On March 2, 2017, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Neothetics, Inc. (the “Company”) approved an increase in the base salary for Susan A. Knudson, the Company’s Chief Financial Officer and one of the Company’s named executive officers (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission), to $317,000 per annum, effective January 1, 2017. In addition, also on March 2, 2017, the Committee approved cash retention bonuses to certain of the Company’s employees, including Ms. Knudson, designed to incentivize the Company’s employees to remain with the Company through the receipt and analysis of the data from the Company’s ongoing Phase 2 proof of concept trial.  Upon receipt and completed analysis of the data, as determined by the Committee, Ms. Knudson will receive a cash bonus equal to 30% of her then effective base salary.

Option Awards

In addition, on March 2, 2017, the Committee approved options grants to certain executive officers under the Company’s 2014 Equity Incentive Plan, including an option grant to purchase up to 100,000 shares of the Company’s common stock (the “Option”) to Ms. Knudson.  Fifty percent of the Option will vest upon the receipt and completed analysis of the data from the Company’s ongoing Phase 2 proof of concept trial and fifty percent of the Option will vest on December 31, 2017.  The Option also provides that any unvested portion will automatically accelerate in the event that Ms. Knudson is terminated under certain circumstances in connection with a change in control of the Company.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOTHETICS, INC.

Date: March 7, 2017	By: /s/ Susan Knudson

Susan Knudson

Chief Financial Officer